PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT is entered into as of May 21, 2009 by and between Teton Energy Corporation, a Delaware corporation (the “Borrower”), and JPMorgan Chase Bank, N.A., a national banking association, in its capacity as agent (the “Administrative Agent”) for the lenders party to the Credit Agreement referred to below.

PRELIMINARY STATEMENT

The Borrower, the Administrative Agent and the Lenders entered into that Credit Agreement dated as of April 2, 2008 (as heretofore amended and as it may hereafter be amended or modified from time to time, the “Credit Agreement”). The Borrower is entering into this Pledge and Security Agreement (as it may be amended or modified from time to time, the “Security Agreement”) in order to induce the Lenders to continue to extend credit to the Borrower under the Credit Agreement.

ACCORDINGLY, the Borrower and the Administrative Agent, on behalf of the Lenders, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2 Terms Defined in Uniform Commercial Code. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.3 Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” means all Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Instruments, Inventory, Investment Property, Pledged Deposits, and Other Collateral, wherever located, in which the Borrower now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9.104, 9.105, 9.106 or 9.107 of Article 9 of the UCC.

“Default” means an event described in Section 5.1.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Lenders” means the lenders party to the Credit Agreement and their successors and assigns.

“Obligations” means any and all existing and future indebtedness, obligation and liability of every kind, nature and character, direct or indirect, absolute or contingent (including all renewals, extensions and modifications thereof and all fees, costs and expenses incurred by the Administrative Agent or the Lenders in connection with the preparation, administration, collection or enforcement thereof), of the Borrower to the Administrative Agent or any Lender or any branch, subsidiary or affiliate thereof, arising under or pursuant to this Security Agreement, the Credit Agreement and any promissory note or notes now or hereafter issued under the Credit Agreement.

“Other Collateral” means any property of the Borrower, other than real estate, not included within the defined terms Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Instruments, Inventory, Investment Property and Pledged Deposits, including, without limitation, all cash on hand, letter-of-credit rights, letters of credit, Stock Rights and Deposit Accounts or other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all property of the Borrower other than real estate.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which the Borrower may from time to time designate as pledged to the Administrative Agent or to any Lender as security for any Obligation, and all rights to receive interest on said deposits.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Rate Management Obligations” means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Required Secured Parties” means (a) prior to an acceleration of the obligations under the Credit Agreement, the Majority Lenders, (b) after an acceleration of the obligations under the Credit Agreement but prior to the date upon which the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full, Lenders and their Affiliates holding in the aggregate at least 66?% of the total of (i) the unpaid principal amount of outstanding Loans and (ii) the aggregate net early termination payments and all other amounts then due and unpaid from the Borrower to the Lenders or their Affiliates under Rate Management Transactions, as determined by the Administrative Agent in its reasonable discretion, and (c) after the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full (whether or not the obligations under the Credit Agreement were ever accelerated), Lenders and their Affiliates holding in the aggregate at least 66?% of the aggregate net early termination payments and all other amounts then due and unpaid from the Borrower to the Lenders or their Affiliates under Rate Management Transactions, as determined by the Administrative Agent in its reasonable discretion.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means the Obligations and Rate Management Obligations entered into with one or more of the Lenders or their Affiliates.

“Security” has the meaning set forth in Article 8 of the Texas UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which the Borrower shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which the Borrower now has or hereafter acquires any right, issued by an issuer of such securities.

“UCC” means the Uniform Commercial Code as in effect from time to time of the governing jurisdiction set forth in Section 8.14 hereof.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and (to the extent specifically provided herein) their Affiliates, a security interest in all of the Borrower’s right, title and interest in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

3.1 Title, Authorization, Validity and Enforceability. The Borrower has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(f), and has full power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. The execution and delivery by the Borrower of this Security Agreement has been duly authorized by proper corporate proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of the Borrower and creates a security interest which is enforceable against the Borrower in all now owned and hereafter acquired Collateral.

3.2 Conflicting Laws and Contracts. Neither the execution and delivery by the Borrower of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or the Borrower’s articles or certificate of incorporation or by-laws, the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Administrative Agent on behalf of the Lenders).

3.3 Type and Jurisdiction of Organization. The Borrower is a corporation organized under the laws of the State of Delaware.

3.4 Principal Location. The Borrower’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is disclosed in Exhibit A; the Borrower has no other places of business except those set forth in Exhibit A.

3.5 Property Locations. The Inventory and Equipment are located solely at the locations described in Exhibit A. All of said locations are owned by the Borrower except for locations (a) which are leased by the Borrower as lessee and designated in Part B of Exhibit A and (b) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part C of Exhibit A, with respect to which Inventory the Borrower has delivered bailment agreements, warehouse receipts, financing statements or other documents satisfactory to the Lenders to protect the Administrative Agent’s and the Lenders’ security interest in such Inventory.

3.6 No Other Names. The Borrower has not conducted business under any name except the name in which it has executed this Security Agreement, which is the exact name as it appears in the Borrower’s organizational documents, as amended, as filed with the Borrower’s jurisdiction of organization.

3.7 No Default. No Default or Unmatured Default exists.

3.8 Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper are and will be correctly stated in all records of the Borrower relating thereto and in all invoices and reports with respect thereto furnished to the Administrative Agent by the Borrower from time to time. As of the time when each Account or each item of Chattel Paper arises, the Borrower shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be.

3.9 Intentionally deleted.

3.10 No Financing Statements. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Borrower as debtor has been filed in any jurisdiction except (a) financing statements naming the Administrative Agent on behalf of the Lenders as the secured party and (b) as described in Exhibit B and (c) as permitted by Section 4.1(f).

3.11 Federal Employer Identification Number. The Borrower’s Federal employer identification number is 84-1482290.

3.12 State Organization Number. If the Borrower is a registered organization, the Borrower’s State organization number is 2896826.

ARTICLE IV

COVENANTS

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated:

4.1 General.

(a) Inspection. The Borrower will permit the Administrative Agent or any Lender, by its representatives and Administrative Agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of the Borrower relating to the Collateral and (iii) to discuss the Collateral and the related records of the Borrower with, and to be advised as to the same by, the Borrower’s officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all at such reasonable times and intervals as the Administrative Agent or such Lender may determine, and all at the Borrower’s expense.

(b) Taxes. The Borrower will pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which no Lien exists.

(c) Records and Reports; Notification of Default. The Borrower will maintain complete and accurate books and records with respect to the Collateral, and furnish to the Administrative Agent, with sufficient copies for each of the Lenders, such reports relating to the Collateral as the Administrative Agent shall from time to time request. The Borrower will give prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which might materially and adversely affect the Collateral.

(d) Financing Statements and Other Actions; Defense of Title. The Borrower hereby authorizes the Administrative Agent to file, and if requested will execute and deliver to the Administrative Agent, all financing statements and other documents and take such other actions as may from time to time be requested by the Administrative Agent in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral. The Borrower will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Administrative Agent in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(e) Disposition of Collateral. The Borrower will not sell, lease or otherwise dispose of the Collateral except (i) prior to the occurrence of a Default or Unmatured Default, dispositions specifically permitted pursuant to Section 9.11 of the Credit Agreement, (ii) until such time following the occurrence of a Default as the Borrower receives a notice from the Administrative Agent instructing the Borrower to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (iii) until such time as the Borrower receives a notice from the Administrative Agent pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.

(f) Liens. The Borrower will not create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, and (ii) other Liens permitted pursuant to Section 9.03 of the Credit Agreement (including those Liens securing Permitted Convertible Debt which are subordinated to the Liens securing the Indebtedness pursuant to the Intercreditor Agreement).

(g) Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. The Borrower will:

(i) preserve its existence as a corporation and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets;

(ii) not change its state of organization;

(iii) not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit A; and

(iv) not (A) have any Inventory or Equipment or proceeds or products thereof (other than Inventory and proceeds thereof disposed of as permitted by Section 4.1(e)) at a location other than a location specified in Exhibit A, (B) change its name or taxpayer identification number or (C) change its mailing address, unless the Borrower shall have given the Administrative Agent not less than 30 days’ prior written notice of such event or occurrence and the Administrative Agent shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (y) taken such steps (with the cooperation of the Borrower to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Administrative Agent’s security interest in the Collateral.

(h) Other Financing Statements. The Borrower will not sign or authorize the signing on its behalf or the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1(f).

4.2 Receivables.

(a) Certain Agreements on Receivables. The Borrower will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence of a Default, the Borrower may reduce the amount of Accounts arising from the sale of Inventory in accordance with its present policies and in the ordinary course of business.

(b) Collection of Receivables. Except as otherwise provided in this Security Agreement, the Borrower will collect and enforce, at the Borrower’s sole expense, all amounts due or hereafter due to the Borrower under the Receivables.

(c) Delivery of Invoices. The Borrower will deliver to the Administrative Agent immediately upon its request after the occurrence of a Default duplicate invoices with respect to each Account bearing such language of assignment as the Administrative Agent shall specify.

(d) Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable exists or (ii) if, to the knowledge of the Borrower, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, the Borrower will disclose such fact to the Administrative Agent in writing in connection with the inspection by the Administrative Agent of any record of the Borrower relating to such Receivable and in connection with any invoice or report furnished by the Borrower to the Administrative Agent relating to such Receivable.

4.3 Inventory and Equipment.

(a) Maintenance of Goods. The Borrower will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment in good repair and working and saleable condition.

(b) Insurance. The Borrower will (i) maintain fire and extended coverage insurance on the Inventory and Equipment containing a lender’s loss payable clause in favor of the Administrative Agent, on behalf of the Lenders, and providing that said insurance will not be terminated except after at least 30 days’ written notice from the insurance company to the Administrative Agent, (ii) maintain such other insurance on the Collateral for the benefit of the Administrative Agent as the Administrative Agent shall from time to time request, (iii) furnish to the Administrative Agent upon the request of the Administrative Agent from time to time the originals of all policies of insurance on the Collateral and certificates with respect to such insurance and (iv) maintain general liability insurance naming the Administrative Agent, on behalf of the Lenders, as an additional insured.

4.4 Instruments, Securities, Chattel Paper, Documents and Pledged Deposits. The Borrower will (a) deliver to the Administrative Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper, Securities and Instruments constituting Collateral (if any then exist), (b) hold in trust for the Administrative Agent upon receipt and immediately thereafter deliver to the Administrative Agent any Chattel Paper, Securities and Instruments constituting Collateral, (c) upon the designation of any Pledged Deposits (as set forth in the definition thereof), deliver to the Administrative Agent such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Administrative Agent shall specify, and (d) upon the Administrative Agent’s request, after the occurrence and during the continuance of a Default, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and immediately deliver to the Administrative Agent) any Document evidencing or constituting Collateral.

4.5 Uncertificated Securities and Certain Other Investment Property. The Borrower will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Collateral to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Security Agreement. The Borrower will take any actions necessary to cause (a) the issuers of uncertificated securities which are Collateral and which are Securities and (b) any financial intermediary which is the holder of any Investment Property, to cause the Administrative Agent to have and retain Control over such Securities or other Investment Property. Without limiting the foregoing, the Borrower will, with respect to Investment Property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with the Administrative Agent in form and substance satisfactory to the Administrative Agent.

4.6 Stock and Other Ownership Interests.

(a) Changes in Capital Structure of Issuers. The Borrower will not (i) permit or suffer any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral to dissolve, liquidate, retire any of its capital stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Instruments, Securities or other Investment Property in favor of any of the foregoing.

(b) Issuance of Additional Securities. The Borrower will not permit or suffer the issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral to issue any such securities or other ownership interests, any right to receive the same or any right to receive earnings, except to the Borrower.

(c) Registration of Pledged Securities and other Investment Property. The Borrower will permit any registerable Collateral to be registered in the name of the Administrative Agent or its nominee at any time at the option of the Required Secured Parties.

(d) Exercise of Rights in Pledged Securities and other Investment Property. The Borrower will permit the Administrative Agent or its nominee at any time after the occurrence of a Default, without notice, to exercise all voting and corporate rights relating to the Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any corporate securities or other ownership interests or Investment Property in or of a corporation, partnership, joint venture or limited liability company constituting Collateral and the Stock Rights as if it were the absolute owner thereof.

4.7 Pledged Deposits. The Borrower will not withdraw all or any portion of any Pledged Deposit or fail to rollover said Pledged Deposit without the prior written consent of the Administrative Agent.

4.8 Letter-of-Credit Rights. The Borrower will upon the Administrative Agent’s request, cause each issuer of a letter of credit, to consent to the assignment of proceeds of the letter of credit in order to give the Administrative Agent Control of the letter-of-credit rights to such letter of credit.

4.9 Federal, State or Municipal Claims. The Borrower will notify the Administrative Agent of any Collateral which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

ARTICLE V

DEFAULT

5.1 The occurrence of any one or more of the following events shall constitute a Default:

(a) Any representation or warranty made by or on behalf of the Borrower under or in connection with this Security Agreement shall be materially false as of the date on which made.

(b) The breach by the Borrower of any of the terms or provisions of Article IV or Article VII.

(c) The breach by the Borrower (other than a breach which constitutes a Default under Section 5.1(a) or 5.1(b)) of any of the terms or provisions of this Security Agreement which is not remedied within 10 days after the giving of written notice to the Borrower by the Administrative Agent.

(d) Any material portion of the Collateral shall be transferred or otherwise disposed of, either voluntarily or involuntarily, in any manner not permitted by Section 4.1(e) or 8.7 or shall be lost, stolen, damaged or destroyed.

(e) Any Secured Obligation shall not be paid when due, whether at stated maturity, upon acceleration, or otherwise.

(f) The occurrence of any “Default” under, and as defined in, the Credit Agreement.

(g) Any limited partnership interests or ownership interests in a limited liability company which are included within the Collateral shall at any time constitute a Security or the issuer of any such interests shall take any action to have such interests treated as a Security unless (i) all certificates or other documents constituting such Security have been delivered to the Administrative Agent and such Security is properly defined as such under Article 8 of the Uniform Commercial Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, or (ii) the Administrative Agent has entered into a control agreement with the issuer of such Security [or with a securities intermediary relating to such Security] and such Security is defined as such under Article 8 of the Uniform Commercial Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise.

5.2 Acceleration and Remedies. Upon the acceleration of the obligations under the Credit Agreement pursuant to Section 10.02 thereof, the Obligations and, to the extent provided for under the Rate Management Transactions evidencing the same, the Rate Management Obligations, shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Administrative Agent may, with the concurrence or at the direction of the Required Secured Parties, exercise any or all of the following rights and remedies:

(a) Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document, provided that this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Lenders prior to a Default.

(b) Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

(c) Without notice except as specifically provided in Section 8.1 or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.

The Administrative Agent, on behalf of the secured parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

If, after the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full, there remain Rate Management Obligations outstanding, the Required Secured Parties may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Rate Management Obligations pursuant to the terms of the agreement governing any Rate Management Transaction.

5.3 Debtor’s Obligations Upon Default. Upon the request of the Administrative Agent after the occurrence of a Default, the Borrower will:

(a) Assembly of Collateral. Assemble and make available to the Administrative Agent the Collateral and all records relating thereto at any place or places specified by the Administrative Agent.

(b) Secured Party Access. Permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

5.4 License. The Administrative Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of a Default, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of a Default, the Borrower’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit. In addition, the Borrower hereby irrevocably agrees that the Administrative Agent may, following the occurrence and during the continuance of a Default, sell any of the Borrower’s Inventory directly to any person, including without limitation persons who have previously purchased the Borrower’s Inventory from the Borrower and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may sell Inventory which bears any trademark owned by or licensed to the Borrower and any Inventory that is covered by any copyright owned by or licensed to the Borrower and the Administrative Agent may finish any work in process and affix any trademark owned by or licensed to the Borrower and sell such Inventory as provided herein.

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Administrative Agent or any Lender to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent with the concurrence or at the direction of the Lenders required under Section 12.02 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Secured Obligations have been paid in full.

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1 Lockboxes. Upon request of the Administrative Agent after the occurrence of a Default or Unmatured Default, the Borrower shall execute and deliver to the Administrative Agent irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Administrative Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Administrative Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Administrative Agent.

7.2 Collection of Receivables. The Administrative Agent may at any time after the occurrence of a Default, by giving the Borrower written notice, elect to require that the Receivables be paid directly to the Administrative Agent for the benefit of the Lenders. In such event, the Borrower shall, and shall permit the Administrative Agent to, promptly notify the account debtors or obligors under the Receivables of the Lenders’ interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to the Administrative Agent. Upon receipt of any such notice from the Administrative Agent, the Borrower shall thereafter hold in trust for the Administrative Agent, on behalf of the Lenders, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Administrative Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Administrative Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4.

7.3 Special Collateral Account. The Administrative Agent may require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Administrative Agent and held there as security for the Secured Obligations. The Borrower shall have no control whatsoever over said cash collateral account. If no Default or Unmatured Default has occurred or is continuing, the Administrative Agent shall from time to time deposit the collected balances in said cash collateral account into the Borrower’s general operating account with the Administrative Agent. If any Default or Unmatured Default has occurred and is continuing, the Administrative Agent may (and shall, at the direction of the Majority Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Secured Obligations whether or not the Secured Obligations shall then be due.

7.4 Application of Proceeds. The proceeds of the Collateral shall be applied by the Administrative Agent to payment of the Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a) FIRST, to payment of all costs and expenses of the Administrative Agent incurred in connection with the collection and enforcement of the Secured Obligations or of the security interest granted to the Administrative Agent pursuant to this Security Agreement;

(b) SECOND, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and fees, pro rata among the Lenders and their Affiliates in accordance with the amount of such accrued and unpaid interest and fees owing to each of them;

(c) THIRD, to payment of the principal of the Secured Obligations and the net early termination payments and any other Rate Management Obligations then due and unpaid from the Borrower to any of the Lenders or their Affiliates, pro rata among the Lenders and their Affiliates in accordance with the amount of such principal and such net early termination payments and other Rate Management Obligations then due and unpaid owing to each of them;

(d) FOURTH, to payment of any Secured Obligations (other than those listed above) pro rata among those parties to whom such Secured Obligations are due in accordance with the amounts owing to each of them; and

(e) FIFTH, the balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Administrative Agent into the Borrower’s general operating account with the Administrative Agent.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notice of Disposition of Collateral; Condition of Collateral. The Borrower hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Borrower, addressed as set forth in Article IX, at least ten days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.

8.2 Compromises and Collection of Collateral. The Borrower and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, the Borrower agrees that the Administrative Agent may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.3 Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which the Borrower has agreed to perform or pay in this Security Agreement and the Borrower shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 8.3. The Borrower’s obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.4 Authorization for Secured Party to Take Certain Action. The Borrower irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (a) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (b) to indorse and collect any cash proceeds of the Collateral, (c) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (d) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Administrative Agent Control over such Securities or other Investment Property, (e) subject to the terms of Section 4.1(e), to enforce payment of the Receivables in the name of the Administrative Agent or the Borrower, (f) to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in Article VII and (g) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), and the Borrower agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent in connection therewith, provided that this authorization shall not relieve the Borrower of any of its obligations under this Security Agreement or under the Credit Agreement.

8.5 Specific Performance of Certain Covenants. The Borrower acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(e), Section 4.1(f), 4.4, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Lenders to seek and obtain specific performance of other obligations of the Borrower contained in this Security Agreement, that the covenants of the Borrower contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Borrower.

8.6 Use and Possession of Certain Premises. Upon the occurrence of a Default, the Administrative Agent shall be entitled to occupy and use any premises owned or leased by the Borrower where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay the Borrower for such use and occupancy.

8.7 Dispositions Not Authorized. The Borrower is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(e) and notwithstanding any course of dealing between the Borrower and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(e)) shall be binding upon the Administrative Agent or the Lenders unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Lenders.

8.8 Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Borrower shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent.

8.9 Survival of Representations. All representations and warranties of the Borrower contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.10 Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Borrower, together with interest and penalties, if any. The Borrower shall reimburse the Administrative Agent for any and all out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Borrower in the performance of actions required pursuant to the terms hereof shall be borne solely by the Borrower.

8.11 Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.12 Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (a) the Credit Agreement has terminated pursuant to its express terms and (b) all of the Secured Obligations have been indefeasibly paid and performed in full and no commitments of the Administrative Agent or the Lenders which would give rise to any Secured Obligations are outstanding.

8.13 Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Borrower and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Borrower and the Administrative Agent relating to the Collateral.

8.14 CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

8.15 Indemnity. The Borrower hereby agrees to indemnify the Administrative Agent and the Lenders, and their respective successors, assigns, agents and employees (“Indemnified Parties”), from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent or any Lender is a party thereto) imposed on, incurred by or asserted against any Indemnified Party, in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, (a) ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF AN INDEMNIFIED PARTY and (b) latent and other defects, whether or not discoverable by the Administrative Agent or the Lenders or the Borrower, and any claim for patent, trademark or copyright infringement).

8.16 Conflicts. In the event of any conflict between the provisions of this Security Agreement and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall govern.

ARTICLE IX

NOTICES

9.1 Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Article XII of the Credit Agreement.

9.2 Change in Address for Notices. Each of the Borrower, the Administrative Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X

THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Lenders hereunder pursuant to Article XI of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article XI. Any successor Administrative Agent appointed pursuant to Article XI of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

IN WITNESS WHEREOF, the Borrower and the Administrative Agent have executed this Security Agreement as of the date first above written.

TETON ENERGY CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Ryan Fuessel,
Senior Vice President

EXHIBIT A

(See Sections 3.3, 3.4, 3.5, 4.1(g) and 9.1 of Security Agreement)

Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

Teton Energy Corporation
600 17th Street, Suite 1600 North
Denver, CO 80202

Attention: Lonnie R Brock

Locations of Inventory and Equipment and Fixtures:

A.	Properties Owned by the Borrower:

Properties covered by and described by the Security Instruments and Reserve Report delivered to the Administrative Agent in connection with the Credit Agreement

B.	Properties Leased by the Borrower (Include Landlord’s Name):

Offices at location noted in address above.

Owner is CCP/MS SSIII Denver Dominion Plaza Property Owners LLC

The lease term is 69 months beginning in November 2008.

C.	Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of Warehouse Operator or other Bailee or Consignee):

None

EXHIBIT B

OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED
(See Section 3.1 of Security Agreement)

Delaware Secretary of State

County Clerk
Garfield County, Colorado